EXHIBIT 99.1
[j2 Global Communications, Inc. Letterhead]

February 15, 2007

Board of Directors
Easylink Services Corporation
33 Knightsbridge Road
Piscataway, NJ 08854

Gentlemen:

On behalf of j2 Global Communications, Inc. (“j2”), we hereby withdraw our offer letter dated January 31, 2007 to acquire all outstanding Easylink Services Corporation (“Easylink”) common stock at a fixed price of $4.50 per share payable in cash.

In addition, in light of the fact that Easylink has decided not to make any substantive changes to the “standstill” paragraph of its confidentiality agreement thereby effectively restricting j2 from obtaining necessary non-public information, j2 has also determined not to participate in the formal bidding process.

Sincerely,

R. Scott Turicchi
j2 Co-President and Chief Financial Officer